Exhibit 10.35

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT

THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM

601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN

EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM IF PUBLICLY DISCLOSED: [***]

SUPPLY AND PRODUCT SUPPORT AGREEMENT

BETWEEN

GOGO BUSINESS AVIATION LLC

AND

AIRSPAN NETWORKS INC.

NOTICE: The contents of this document are proprietary to Gogo Business Aviation LLC. and Airspan Networks Inc. and constitute Confidential Information of each Party subject to Section 7 (Confidentiality) of this Agreement.

Exhibits:

Exhibit A: Product Requirements Document

Exhibit B: Products and Pricing Sheet

Exhibit C: Product Support Assurance Agreement

Exhibit D: Definitions

Exhibit E: Support Services ASPLUS

Exhibit F: Support Procedures

THIS SUPPLY AND PRODUCT SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 25, 2019 (the “Effective Date”) by and between Gogo Business Aviation LLC, a Delaware limited liability company, having offices at 105 Edgeview Drive, Suite 300, Broomfield, CO 80021, and its Affiliates (collectively referred to as “Gogo”), and Airspan Networks Inc., a Delaware corporation having its principal place of business at 777 Yamato Road Suite 310 Boca Raton Florida 33431 (“Supplier” or “Airspan”),either or both of which may be hereinafter referred to as a “Party” or the “Parties”, respectively.

WITNESSETH

WHEREAS, Gogo and its Affiliates desire from time to time to engage Supplier to purchase certain Products and perform certain Services;

WHEREAS, Supplier is in the business of manufacturing and selling the Products and/or Services itemized in Exhibits A and B and desires to sell the Products to Gogo; and

WHEREAS, Gogo and its Affiliates wishes to purchase certain Products and/or Services from Supplier;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

1.	INTERPRETATION AND DEFINITIONS.

1.1	Interpretation. Unless the context otherwise requires: (i) words importing the singular include the plural and vice versa; (ii) words importing a gender include any gender; (iii) clause headings are for convenient reference only and have no effect in limiting or extending the language to which they refer in this Agreement or any Exhibit; and (iv) expressions importing natural persons include any company, partnership, joint venture, association, corporation or other corporate body.

1.2	Definitions. All definitions not otherwise defined in the body of this Agreement are listed alphabetically in Exhibit D.

2.	AGREEMENT APPLICABILITY AND LIMITATION.

2.1	This Agreement and the Exhibits contain the general terms and conditions governing Supplier’s Products, Services, and business transactions to this Agreement. The execution of this Agreement alone does not authorize the conduct of any transactional business between the Parties.

2.2	The terms and conditions of any Exhibit are supplemented by the terms and conditions of this Agreement according to Section 17.22 “Order of Precedence” of this Agreement.

2.3	This Agreement will supplement and apply to any Order submitted for Products whether or not this Agreement is referenced in the Order.

3.	TERM. This Agreement will continue in effect for five (5) years from the Effective Date and thereafter will automatically renew from year to year unless terminated by either Party by providing written notice to the other Party at least 180 Days prior to the renewal date. Either Party may terminate this Agreement in accordance with Section 8 (Termination) of this Agreement.

4.	PAYMENT AND PRICES.

4.1	Payment Terms. Supplier shall issue an invoice to Gogo on or any time after the completion of delivery and only in accordance with the terms. Gogo shall pay all properly invoiced amounts due to Supplier via ACH transfer within sixty (60) days after Gogo’s receipt of such invoice, except for any amounts disputed by Gogo in good faith. All payments hereunder will be in US dollars unless otherwise agreed to in writing. In the event of a payment dispute, Gogo shall deliver a written statement to Supplier no later than ten (10) business days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed are deemed accepted and must be paid, notwithstanding disputes on other items, within the period set forth in this Section 4.1 The Parties shall seek to resolve all such disputes expeditiously and in good faith. Supplier shall continue performing its obligations under the Order notwithstanding any such dispute.

4.2	Price. All pricing listed on the attached Exhibit B Products and Pricing Sheet will be held firm and fixed for the duration of the term stated in such applicable Products and Pricing Sheet.

4.3	Records; Audit.

(a)	Supplier shall maintain adequate records of the fees and expenses charged, and quality records inclusive of FAA required documents pertaining to Gogo with respect to the Products and Services under each Exhibit for ten (10) years after the shipment of the Product or provision of the Service. Supplier shall make such records available to Gogo during normal business hours upon reasonable advance written notice. Supplier shall reasonably cooperate in any audit of such records that Gogo may undertake; provided, however, that any such audit shall be at Gogo’s sole expense. If, as a result of such audit, it is determined that Supplier has overcharged Gogo, Gogo shall notify Supplier of the amount of such overcharge, and Supplier shall credit to Gogo the amount of such overcharge. In addition, if any such audit reveals an overcharge that is equal to or greater than 10% of the amounts paid for the Products purchased for the period of time audited, Supplier shall reimburse Gogo for all costs related to the audit.

(b)	Supplier shall provide Gogo with quarterly unaudited financial statements and annual audited financial statements.

4.4	Taxes and Duties. All pricing listed on the attached Exhibit B Products and Pricing Sheet is exclusive of taxes which Supplier is required to collect from Gogo by law, and any import duties that are in addition to the most favored nation or trade agreement tariff rate that appears in Column 1 of Chapters 1 through 97 of the Harmonized Tariff Schedule of the United States or any successor thereto (“Punitive Duties”).

(a)	Gogo will be responsible for paying any taxes which Supplier is required to collect from Gogo by law.

(b)	Gogo will reimburse Airspan for [***].

(c)	Supplier’s invoices will separately itemize any taxes and Gogo’s share of any Punitive Duties.

4.5	Expenses. Gogo shall reimburse Supplier for its reasonable out-of-pocket costs and expenses specifically authorized in an applicable Order or otherwise authorized reasonably in advance in writing by Gogo in connection with the Services and in accordance with Gogo’s written reimbursement policy. Supplier shall provide documentation of all expenses greater than $75 for which Supplier requests reimbursement on a monthly basis, prior to the generation of any invoice on which such expenses are listed. Notwithstanding anything to the contrary herein, Gogo shall not be required to reimburse Supplier for any expenses to the extent that Supplier has not presented an expense report verifying such expenses within 75 days after such expenses were incurred.

5.	ORDER AND PRODUCT ADMINISTRATION.

5.1	Obligation to Supply during the Term. Supplier will sell to Gogo the Products ordered by Gogo pursuant to duly issued Orders on the terms and conditions provided herein. Each Order shall be deemed to be incorporated as part of this Agreement upon Gogo’s issuance thereof.

5.2	Order Acceptance. Gogo and Affiliates may place Orders, from time to time, with Supplier for the Products. Orders are deemed accepted by the Supplier unless Gogo receives written notice of rejection from the Supplier explaining the basis for the rejection within three (3) business days of Gogo’s issuance of the Order in accordance with the terms and conditions of this Agreement. All terms and conditions within this Agreement shall govern said Order(s) with the exception of shipping dates, delivery dates, delivery point and invoicing address, which will be identified within that Order in accordance with lead times and delivery destination under this agreement. Any terms conflicting with or in addition to the terms of this Agreement will not apply unless expressly agreed to in writing by the Parties.

5.3	Order Rejection and/or Changes. Supplier shall have the right to reject an Order only if the Order does not comply with the express requirements of this Agreement, and then only until Gogo corrects such Order. Supplier shall not reject or fail to accept any Order that is issued in accordance with the terms and conditions of this Agreement. Should Supplier reject an Order based upon the foregoing, Supplier shall notify Gogo in writing within three (3) business days from issuance of the Order of such rejection and must clearly state the reason(s) Supplier is claiming the Order does not comply with this Agreement or contains additional non-agreed upon terms and any changes or additions thereto that would make the Order noncompliant with this Agreement. Changes proposed by Supplier shall not be valid or binding on Gogo unless the changes are accepted by Gogo in writing and formally incorporated into the related Order by issuing a Change Order.

5.4	Forecasted Quantities. Gogo shall make available to Supplier, on a quarterly basis in writing or electronically, a twelve (12) month, non-binding and information-only rolling forecast as a purchase order estimate including an estimated Product Lead-Time (“Forecast”). The quantities listed in any Forecast are for planning purposes only, do not constitute an Order, and shall in no way bind Gogo to actually place Orders for any such quantities indicated in the Forecast or otherwise expose Gogo to any form of liability. Supplier shall make available to Gogo, at least monthly, in writing or electronically, a six (6) month Material Resource Plan (“MRP”) schedule that reflects Orders received.

6.	DELIVERY AND TITLE

6.1	Time is of the Essence. Supplier acknowledges that time is of the essence with respect to its performance under this Agreement. Supplier’s operations management shall notify Gogo in writing within seven (7) days of any occurrence, event, or circumstance which will impede the proper and timely execution of Supplier’s obligations hereunder. Such notification by Supplier shall include a detailed preventative/recovery plan for such delay, including the expedited shipment of Product at Supplier’s reasonable cost.

6.2	Delivery Terms. Delivery terms shall be Delivered Duty Paid (DDP Incoterms 2010) Gogo’s United States facility in Illinois for Ground Station Products and Colorado for Airborne Products. Supplier shall deliver Products in accordance with the quantities, date(s), and location specified on the Order. Lead time and minimum order quantities for delivery at receipt of Order (ARO) shall be detailed by Product in Exhibit B. If delivery dates are not stated, Supplier shall offer its best delivery date(s), which will be subject to acceptance by Gogo. Unless otherwise directed, all Product(s) shipped in one (1) day from and to a single location must be consolidated on one (1) bill of lading or air waybill, as appropriate.

6.3	Delivery Notice. Supplier shall send detailed a Delivery Notice to Gogo at the time of dispatch of the Product to Gogo.

6.4	Risk of Loss and Title. Supplier bears all risk of loss or damage to Product(s) until received by Gogo in accordance with the delivery terms in Section 6.2. The title passes to Gogo upon receipt of the Product(s) by Gogo at the delivery location designated on the Order.

6.5	Export License. Supplier is responsible for obtaining all necessary export licenses and completing all export clearance documents.

6.6	Expeditious Shipping. Supplier shall, at Supplier’s expense, deliver Product(s) by the most expeditious shipping method if the delivery schedule is endangered for any reason other than Gogo’s fault. If Product(s) or Services are delinquent to Gogo’s requirements, Supplier will not give Supplier’s other customers priority over Gogo for the delivery or performance of the particular Products or Services. Gogo reserves the right to reject, at no expense to Gogo, any delivery that materially exceeds the quantity authorized by Gogo for shipment. Supplier will not make any substitutions without Gogo’s prior written approval. Items shipped in advance of Gogo’s delivery schedule may be returned at Supplier’s expense. For domestic shipments, if requested by Gogo, and for all international shipments, Supplier will give notice of shipment to Gogo when the Product(s) are delivered to a carrier for transportation. The Order number(s) must appear on all correspondence, shipping labels, and shipping documents, including all packing sheets, bills of lading, and air waybills.

6.7	Schedule Acceleration/Deceleration. Gogo may, revise any delivery schedule of an Order once, without cost or change to the Product price stated in the applicable Order(s) provided that delivery dates do not fall short of the lead time and that the revised delivery date is not more than 30 days beyond the originally scheduled date, unless otherwise mutually agreed to between the Parties. Upon receipt of written notice of the change, Supplier shall make a good faith effort to meet those requirements as soon• as possible, but in no event shall the revised schedule be implemented later than three (3) months after a notification of a schedule acceleration, or two (2) months after notification •of a schedule deceleration.

6.8	Packaging. Supplier will pack Products in accordance with the international safe transit association (“ISTA”) 2A, 2B specification, or ATA-300 specification (Category 3, Class A) as applicable.

6.9	Country of Origin. All Product(s), unless specifically exempted by the destination country’s governing authorities, must be marked with the country of origin (manufacture) of the Product(s) in a conspicuous place as legibly, indelibly, and permanently as the nature of the article or container permits.

6.10	Harmonized Tariff Schedule. Supplier shall provide Gogo with (i) the Harmonized Tariff Schedule number, country of origin information or certificates, manufacturer’s affidavits, applicable free trade agreement (“FTA”) certificates, and any other documents or information Gogo may require to comply with international trade regulations or to lawfully minimize duties, taxes, and fees, and (ii) FTA certificates for all Product(s) that qualify under one (1) or more FTAs. Supplier shall provide Gogo all documents, records, and other supporting information necessary to substantiate the Product(s)’ qualification under such FTA. Supplier shall exert reasonable efforts to qualify the Product(s) under FTAs.

6.11	Shipping Documents. Within one (1) business day after Supplier delivers the Product(s) to the carrier, Supplier shall send Gogo a complete set of shipping documents including the commercial invoice, packing list. The air waybill or bill of lading will include Gogo as the notified party, necessary to release the Product(s) to Gogo’s custody.

6.12	Certification Documents. Where applicable for Airborne Products, Supplier shall attach the necessary airworthiness Certification document(s), as specified in Exhibit A, to permit installation of the Product on to an aircraft in accordance with the latest revision of the applicable airworthiness authority regulations. The Certification document(s) shall show the configuration / modification status of each Product.

6.13	On Time Delivery (“OTD”).

(a)	Supplier shall achieve an OTD of at least [***] based on a six (6) month trailing average of quantity delivered on-time/quantity delivered. In addition, Supplier shall provide an OTD of [***] within ten (10) days of the acknowledged Order delivery date, unless otherwise agreed by the Parties.

(b)	Following Supplier’s acceptance of an Order, and the specified Product(s) delivery dates therein or delivery dates as otherwise mutually agreed upon between the Parties, if Supplier fails to meet the agreed upon delivery dates for the Product(s), Gogo may in its sole option and discretion, claim liquidated damages for the delay in delivery of the Product(s):

(i)	[***].

(ii)	If Gogo claims liquidated damages Supplier shall apply such amount retroactively to the dates set forth in the applicable Order and issue a corresponding debit note on any payments made.

(iii)	Such liquidated damages are intended to represent estimated actual damages and are not intended as a penalty.

(iv)	However Gogo shall not claim liquidated damages under this Section 6.13 unless Gogo itself has incurred costs or damages in relation to the delayed Product(s).

(c)	In addition to the foregoing, should Supplier fail to meet the OTD, Supplier will take the following corrective actions: (i) Supplier will prepare a corrective action analysis and recovery plan for all part numbers that fail to meet the OTD. (ii) Supplier shall be responsible for funding and absorbing its own costs and expenditures for doing so throughout the period of this Agreement. (iii) Supplier will present the corrective action and recovery plan to Gogo.

6.14	Acceptance.

(a)	Following the delivery of each Product by the Supplier, Gogo may conduct acceptance testing to determine whether the Product was delivered in conformance with the requirements of this Agreement. Gogo may reject (i) any Product that does not conform to any of the Product Warranties described in Section 10 and Exhibit C-Product Support Assurance Agreement; (ii) any Product that is damaged during shipment to Gogo or (iii) any delivery of Products which does not conform with the requirements identified in the applicable Specification or Order.

(b)	Any Products rejected by Gogo, in accordance with Section 6.14(a), within thirty (30) days after delivery by Supplier may be returned to Supplier, and Supplier shall reimburse Gogo for the Return Price. Such Return Price shall be paid within ten (10) business days after receipt of the returned Products by Supplier.

7.	CONFIDENTIALITY.

7.1	Obligations. Subject to Section 7.2, Recipient agrees that it will use Discloser’s Confidential Information only for the purpose of discharging its obligations and exercising its rights under this Agreement or any Order (the “Permitted Purpose”) and only during the term of this Agreement, and it will hold Discloser’s Confidential Information in strict confidence and not disclose it to any third party except as approved in writing by Discloser. Recipient will protect Discloser’s Confidential Information using the same degree of care that Recipient uses to protect its confidential materials of a similar nature, but in no case will Recipient employ less than a commercially reasonable degree of care. Recipient will not reverse engineer or attempt to derive the composition or underlying information, structure or ideas of Discloser’s Confidential Information. Recipient will only permit access to Discloser’s Confidential Information to those of its employees, authorized representatives, or airline partners (collectively, the “Representatives”) who have a need to know such Confidential Information for the Permitted Purpose, have been informed of the confidential nature of the Confidential Information, and are bound by written confidentiality obligations no less restrictive than those contained herein. All of Recipient’s Representatives shall only use the Confidential Information for the Permitted Purpose and will be responsible for the disclosure and use of Confidential Information as though they were Recipient, and Recipient will be responsible for all violations of this Agreement resulting from the actions of its Representatives. Recipient will immediately notify Discloser upon discovery of any loss or unauthorized disclosure of Discloser’s Confidential Information.

7.2	Exclusions. Recipient has no obligations under this Agreement with respect to any portion of Discloser’s Confidential Information if Recipient can establish that: (a) it was publicly available at the time it was communicated to Recipient by Discloser; (b) it became publicly available subsequent to the time it was communicated to Recipient by Discloser through no fault of Recipient, or Recipient’s Representatives; (c) it was in Recipient’s possession free of any obligation of confidence at the time it was communicated to Recipient by Discloser; (d) it was rightfully communicated to Recipient free of any obligation of confidence subsequent to the time it was communicated to Recipient by Discloser; or (e) it was developed by employees or agents of Recipient independently of and without reference to Discloser’s Confidential Information. In any dispute with respect to these exclusions, Recipient shall have the burden of proof, and such proof shall be by clear and convincing evidence. Recipient will not be in violation of this Agreement with regard to a disclosure that is in response to a requirement of applicable law, an order by a court or other governmental body, or to the extent required by the Securities and Exchange Commission in a securities filing, provided that, if feasible, Recipient provides Discloser with reasonable prior written notice of such disclosure to permit Discloser to seek confidential treatment of such information or otherwise contest or limit the disclosure thereof.

7.3	No License Granted. Except as expressly provided otherwise in this Agreement, Discloser will retain all right, title and interest in and to its own Confidential Information. The Parties recognize and agree that,except as expressly provided otherwise in this Agreement, nothing contained in the Agreement will be construed as granting any property rights, by license or otherwise, to any of Discloser’s Confidential Information, or to any work based on such Confidential Information. Recipient has no obligation to comment on any of Discloser’s Confidential Information, but Discloser may exploit any feedback received from Recipient without obligation to Recipient. Recipient will not make, have made, use or sell for any purpose any product or other item using, incorporating, or derived from any of Discloser’s Confidential Information.

7.4	Restrictions. Recipient will not reproduce Discloser’s Confidential Information in any form except as required to accomplish the Permitted Purpose. Any reproduction of any Confidential Information will remain Discloser’s property and will contain any and all confidential or proprietary notices or legends that appear on the original. Neither Party will communicate any information to the other in violation of its confidentiality obligations to any third party.

7.5	Recipient’s obligations of confidentiality hereunder will continue in full force and effect for five (5) years from the initial date of disclosure of such Confidential Information, or in the case of any trade secret, for as long as such Confidential Information remains a trade secret. Upon written request of Discloser, Recipient will promptly destroy or return to Discloser all of Discloser’s Confidential Information in any form (including electronic media and including Recipient’s notes or materials that incorporate any of Discloser’s Confidential Information), except as described in the following sentence. Recipient shall not, in connection with the foregoing obligations, be required to delete Confidential Information held electronically in archive or backup systems in accordance with general systems archiving or backup policies, and Recipient’s obligations under this Agreement will continue to apply to such Confidential Information.

7.6	The terms and conditions of this Section 7 shall survive expiration or any termination of this Agreement or applicable attachment.

8.	TERMINATION.

8.1	Termination.

(a)	Supplier may terminate this Agreement in the event Supplier provides written notice to Gogo in accordance with Section 17.7 that Gogo failed to pay an undisputed invoice in accordance with Section 4.1 and Gogo fails to pay the undisputed amounts due within thirty (30) days from receipt of such notice.

(b)	Gogo or Supplier may terminate this Agreement, immediately upon written notice of termination to the other Party, in the event the other Party: (i) becomes insolvent; (ii) makes an assignment for the benefit of creditors; (iii) files a voluntary bankruptcy petition; (iv) acquiesces to any involuntary bankruptcy petition; (v) is adjudicated bankrupt; (vi) stops or suspends payment of all or a material part of its debts or is unable to pay its debts as they fall due; (vii) ceases to carry on all or a substantial part of its business; (viii) begins negotiations for, takes any proceedings concerning, proposes or makes any agreement for the deferral, rescheduling or other readjustment, reorganization, compromise, general assignment of or an arrangement or composition with or for the benefit of some or all of its creditors of all or substantially all of its debts, or for a moratorium in respect of or affecting all or substantially all of its debts; (ix) takes any step with a view to the administration, winding up or bankruptcy of the Party; or (x) takes any step to enforce security over, or a distress, execution or other similar process is levied or served against all or substantially all of the assets or undertaking of, the Party including the appointment of a receiver, administrative receiver, trustee in bankruptcy, manager or similar officer.

(c)	Gogo may terminate this Agreement for any or no reason upon thirty (30) days written notice to Supplier.

(d)	Gogo or Supplier may terminate this Agreement immediately upon written notice of termination, in the event of a material breach of this Agreement by the other Party, if such breach continues uncured for a period of thirty (30) days after written notice of such breach.

(e)	Gogo may terminate this Agreement and all Orders hereunder in connection with the consummation of a Change of Control Transaction as set forth in Section 17.4(b)(iii).

(f)	Either Party may terminate this Agreement in connection with a Force Majeure Event as set forth in Section 17.2.

8.2	Consequences of Termination. Upon the termination of this Agreement:

(a)	A final invoice including all fees and charges for Products and Services performed and expenses incurred prior to and including the effective date of termination shall be generated by Supplier as set forth in each applicable Exhibit, and Gogo shall pay such bill in accordance with Section 4.1.

(b)	Supplier shall deliver all ordered Products to Gogo. Upon Gogo’s compliance with its obligations pursuant to Section 4.1, Gogo shall be deemed to have paid Supplier for the applicable Products.

(c)	Supplier’s warranty and Product support obligations shall survive the termination of this Agreement.

(d)	If this Agreement is terminated by Gogo under Section 8.1(b) or 8.1(d) in order to provide Gogo continuity for its business, including manufacturing, procuring, and supporting the Products, Airspan will [***].

9.	INSURANCE.

9.1	Supplier shall maintain during the term of this Agreement, at its own expense, with insurance companies rated A- VIII or better by A.M. Best, the following insurance coverage: (a) Workers’ Compensation including Occupational Disease insurance, in compliance with the statutory requirements of the state, province or other jurisdiction in which the work is performed, and Employers’ Liability insurance with an insured limit of at least $1,000,000 per occurrence.; (b) Commercial General Liability insurance on an occurrence basis with a minimum amount of $1,000,000 per occurrence and $2,000,000 in the aggregate for bodily injury including death, personal injury, and property damage including loss of use and also covering products/completed operations liability, broad form property damage, independent contractor coverage, and contractual liability. Cross-liability coverage as would be achieved under the standard ISO separation of insured’s clause shall be included; (c) Umbrella or Excess Liability insurance on an occurrence basis of at least $5,000,000 per occurrence; (d) Auto liability insurance covering all vehicles owned by or registered in the name of Supplier or its affiliates and including liability for hired, rented or other non-owned vehicles with a minimum insured limit of $1,000,000 per occurrence; and (e) Professional Liability or Errors and Omissions insurance with a limit not less than $5,000,000.

9.2	The Workers’ Compensation and Occupational Disease insurance coverage in Section 9.1(a) above shall include a waiver of subrogation against Customer. Insurance coverage in Section 9.1(b) above shall (i) name Customer, its parent, subsidiaries and affiliates as additional insured; (ii) designate Customer as primary with respect to, and not contributing to or in excess of, any other similar insurance maintained by Customer; and (iii) include a waiver of subrogation against Customer. Insurance coverage in Section 9.1(c) and Section 9.1(e) above shall (i) name Customer, its parent, subsidiaries and affiliates as an additional insured; and (ii) include a waiver of subrogation against Customer.

9.3	For all above mentioned policies such endorsements shall be evidenced on a certificate of insurance furnished to Customer and must provide Customer with at least 30 days’ written notice in the event of cancellation of any such policy.

9.4	Supplier will ensure that any company, vendor or subcontractor being engaged for work under this Agreement, including without limitation under any statement of work, is bound to the same terms under this Section and that appropriate Certificates of Insurance or other evidence of such insurance coverage shall be provided to Customer.

10.	PRODUCT WARRANTIES. The Product warranty and out of warranty Product repairs are set forth in Exhibit C-Product Support Assurance Agreement.

11.	INDEMNIFICATION.

11.1	Indemnification by Supplier. Supplier shall indemnify, defend (at Supplier’s expense) and hold Gogo, its Affiliates and their respective officers, directors, agents and employees harmless from and against any court costs, reasonable attorneys’ fees and expenses, settlements and settlement expenses, third party liabilities, claims, penalties, fines, reasonable costs of investigation arising out of or resulting from: (a) any bodily injury or real or tangible personal property damage arising out of Supplier’s negligence or willful misconduct; and (b) any third-party claim that such third party’s rights in Intellectual Property are infringed, misappropriated or violated by any Product (including any Supplier tools incorporated into a Product) except to the extent such infringement, misappropriation, or violation arises from the use of such Product in combination with any other product not provided or approved by Airspan or by any modification to the Product(s) made by Gogo. To the extent permissible, Supplier shall pass through to Gogo any indemnification provided to Supplier by third-party suppliers for such third-party services and third-party products, along with any warranties (likewise, to the extent permissible), further to its obligation under the Exhibit C Product Support Assurance Agreement of this Agreement.

If any of the Products or any portion thereof is held, or in Supplier’s reasonable opinion is likely to be held in any such suit to constitute an infringement, misappropriation or violation of the rights of a third party, Supplier shall promptly, at its expense and option, either: (i) secure for Gogo the right to continue the use of such Product; or (ii) replace such Product with a substantially equivalent item that is not subject to any such claim, or modify such Product so that it becomes no longer subject to any such claim; provided, however, that after any such replacement or modification, the Product must continue to substantially conform to the Specifications, and further provided, that any such modified or replaced Product shall be subject to all Supplier warranties contained herein. If Supplier is unable to procure the right to continued use of such Product, or to modify or replace such Product, as provided in clauses (i) and (ii) of the immediately preceding sentence, then Gogo shall return such Product to Supplier, and Supplier shall refund to Gogo the amount paid to Supplier for such Products.

11.2	Indemnification for breach of contract. Supplier shall indemnify, defend (at Supplier’s expense) and hold Gogo, its Affiliates and their respective officers, directors, agents and employees harmless from and against any court costs, reasonable attorneys’ fees and expenses, settlements and settlement expenses, third party liabilities, claims, penalties, fines, reasonable costs of investigation arising out of or resulting from the breach of Supplier’s obligations set forth in this Agreement.

11.3

Indemnification Procedures.  After receipt by Gogo of a notice of any claim or the commencement of any action, Gogo shall:  (a) notify the Supplier in writing of any such claim; (b) provide the Supplier with reasonable assistance to settle or defend such claim, at the Supplier’s own expense; and (c) grant to the Supplier the right to control the defense and/or settlement of such claim, at the Supplier’s own expense; provided, however, that: (i) the failure to so notify, provide assistance and grant authority and control shall only relieve the Supplier of its obligation to Gogo to the extent that the Supplier is prejudiced thereby; (ii) the Supplier shall not, without Gogo’s consent (such consent not to be unreasonably withheld or delayed), agree to any settlement that: (A) makes any admission on behalf of Gogo; or (B) consents to any injunction against Gogo (except an injunction relating solely to Gogo’s continued use of any infringing Product or Gogo Materials); and (iii) Gogo shall have the right, at its expense, to monitor any legal proceeding through legal counsel of its choosing, but shall have no right to settle a claim without the Supplier’s written consent.

12.	LIMITATION OF LIABILITY.

12.1	EXCEPT IN CONNECTION WITH (a) SECTION 7, AND (b) SECTION 11.1, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR ITS RESPECTIVE DIRECTORS, OFFICERS, AGENTS, SUBCONTRACTORS OR EMPLOYEES, HAVE ANY LIABILITY HEREUNDER FOR AN INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS OPPORTUNITIES, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

12.2	EXCEPT IN CONNECTION WITH (a) SECTION 7, AND (b) SECTION 11.1, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, SUBCONTRACTORS OR EMPLOYEES, BE LIABLE TO THE OTHER PARTY FOR ANY REASON, WHETHER IN CONTRACT OR IN TORT, FOR ANY DIRECT DAMAGES ARISING OUT OF OR BASED UPON THIS AGREEMENT (INCLUDING ALL STATEMENTS OF WORK) EXCEEDING [***] REGARDLESS OF THE FORM IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT.

13.	PRODUCT MANAGEMENT.

13.1	Obsolescence. Supplier shall maintain an obsolescence management program throughout the life cycle of a Product whereby Supplier will (a) monitor all Product components for potential Obsolescence; (b) as of the Effective Date of the Agreement and every six (6) months thereafter, report to Gogo whether there is an Obsolescence issue for each Product or component thereof; (c) maintain availability of sufficient security stock to mitigate potential delays in delivery or repair of Products under this Agreement; (d) suggest suitable replacement components for the Products; (e) provide formal written notification to Gogo as soon as a pending Obsolescence event is known to Supplier; and (f) coordinate with Gogo to establish an obsolescence implementation plan.

Supplier shall provide Gogo with written notification within fourteen (14) days of discovery of any potential Obsolescence issue, describing the obsolete item, reason for Obsolescence, estimated date the item will no longer be available, and any proposed alternatives. Timely notification is imperative to allow sufficient time to identify alternates for the affected parts, and perform any necessary Certifications, which may involve OEMs and airline regulatory agencies. Supplier will use diligent efforts to minimize cost and operational impact, including the effects of interchangeability to Gogo and its Customers. Gogo may desire to place additional Orders for items purchased hereunder. Supplier shall provide Gogo with a “Last Time Buy Notice” at as soon as commercially practical, but in no event less than eighteen (18) months prior to any action to discontinue any Product or component purchased under the Agreement.

13.2	Product Change. Except as provided herein, Supplier shall not make a Change to any Product affecting the form, fit or function of the Product, including (a) applying a Change to the design or modification of the Product; and (b) discontinuing or removing any of the Products covered under this Agreement. Either Party may submit proposals for Changes. For every request for a Change, the Supplier shall submit to Gogo a proposal identifying: (1) whether Supplier believes the change to be a major or minor Change with full justification regarding the reasons for the major or minor Change; (2) a detailed technical explanation of and justification for the contemplated Change; (3) where relevant, a fully itemized and detailed cost explanation of any potential associated costs of Change, as defined below, that Supplier believes should be charged to Gogo; and (4) any impact to the schedule, milestones, guarantees, production rates, forecasts or logistic conditions for the Product. This proposal shall be submitted within twenty-one (21) calendar days from receipt of or need for any request for a major or minor Change. Any information or additional cost not contained in the submitted proposal will be deemed waived by the Supplier for consideration of approval of the request for Change.

13.3	Gogo commits to review any proposals for Change issued by Supplier. Gogo shall reserve the discretionary right to refuse a request for Change submitted by Supplier, with such rejection being reasonably justified in writing by Gogo.

13.4	For all costs of Change associated with all reasons other than a Change in Regulation: (a) Supplier shall bear the costs of Change deriving from all minor Changes requested and implemented by the Supplier at any time during the Agreement, and (b) cost of Change related to Commercial Off The Shelve (“COTS”) based equipment which are requested by Gogo in the Specification and for major Changes which shall be mutually agreed by the Parties.

14.	PERFORMANCE REQUIREMENTS.

14.1	Change in Supplier’s Manufacturing Locations. In the event that Supplier intends to close or change the manufacturing locations of any Product delivered under this Agreement, Supplier shall, at a minimum, give Gogo six (6) months advance notice in writing of its intent to close or change the current manufacturing locations and the impact, if any, that such closure or change will have on the supply of Products under this Agreement. Upon receipt of written notification from Supplier, Gogo may request at its option, and Supplier shall provide, adequate assurances, including a comprehensive plan, detailing how Supplier intends to meet its performance obligations and delivery of conforming Product as required under this Agreement.

14.2	Personnel. While at a Gogo facility, Supplier’s personnel, and subcontractors shall comply with reasonable requests and standard procedures and policies of Gogo. Supplier’s personnel and subcontractors will conduct themselves in a businesslike manner. If Gogo determines in good faith that a particular Supplier employee or agent is not conducting him or herself in accordance with this Agreement, then Gogo may provide Supplier with notice thereof and Supplier shall remove and replace such individual. Gogo reserves the right to deny access to its premises to any such individual.

14.3	Quality Assurance. Supplier will comply with the latest issue of Gogo’s Quality Management Document Number D15692, which is herein incorporated into this Agreement by reference and which the Supplier acknowledges having received and understood. Further, as required under Gogo’s AS9100 certification, Supplier hereby grants Gogo, its Customers and regulatory authorities access to inspect Supplier’s applicable facilities and applicable records during normal business hours with reasonable notice.

14.4	Export Control Compliance. Prior to the first shipment to Gogo of each unique part number of any of the Products, and prior to the first shipment following a change to the export classification of any Products, Supplier shall provide to Gogo written certification for each such part number of the following: (a) for each Product supplied from the United States, its EAR Export Control Classification Number (“ECCN”); and (b) for each Product supplied outside of the United States, its Harmonized Tariff Schedule (“HTS”) number.

14.5	Documentation. Supplier shall provide to Gogo all technical manuals applicable to the Products as outlined in Exhibit A and Exhibit C.

14.6	Hazardous and Conflict Minerals. Upon Gogo’s request, Supplier shall promptly provide to Gogo, in such form and detail as Gogo requests, a list of all ingredients and materials incorporated in the Products, the amount of such ingredients and materials, and information concerning any changes in or additions to such ingredients and materials. Without limitation of the foregoing, upon Gogo’s written request, Supplier shall provide to Gogo all information (in sufficient detail), with written certifications thereof, to enable Gogo to timely comply with all of Gogo’s and Gogo’s Customers’ due diligence, disclosure and audit requirements under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Rule 13p-1 and Form SD under the Securities Exchange Act of 1934, and all similar, applicable statutes and regulations, including due inquiry of Supplier’s supply chain (and certifications by such suppliers) identifying conflict minerals (as defined in Section 1502(e)(4) of the Dodd-Frank Act) contained in each Product and the country of origin of such conflict minerals (or, following due inquiry, why such country of origin cannot be determined).

For each shipment of Products, Supplier shall provide Gogo, in writing, sufficient advance warning and notice (in addition to including appropriate labels on Products, containers and packing) of any hazardous or restricted material that is an ingredient or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the Products and personnel of how to exercise that measure of care and precaution that will comply with any applicable Laws and prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Products, containers and packing.

14.7	Annual Hardware Failure Rate (AHFR) Guarantee for Products.In addition to the warranties and obligations contained herein, Supplier warrants that the Products shall meet the AHFR guarantees as specified in the Agreement.

(a)	AHFR Analysis & Reporting. The Parties agree as follows: (x) Gogo may, at its discretion, provide periodic reports of Supplier’s AHFR performance with respect to the Products; and (y) Supplier shall provide Gogo with access and available data required to analyze AHFR of Products for any returned/repaired Products including but not limited to:

(i)	Analysis of AHFR; and

(ii)	Analysis reports including but not limited to summary of warranty returns, confirmation of fault or no fault found, root cause analysis and corrective actions.

Supplier shall, on the 5th day following the end of each quarter throughout the applicable warranty period, provide Gogo with an electronic report detailing the required information as specified above.

(b)	AHFR Remedies. In the event the Products under warranty, (hardware and software) do not meet the AHFR guarantee as specified in this Agreement, Supplier shall provide: (i) within thirty (30) days following Gogo’s request, mutually agreed to quantities of spares to meet the availability criteria to Gogo on a loan basis until the AHFR guarantee values are met; (ii) immediate technical support for investigation via telephone and email or on site if necessary; and (iii) Supplier will work with Gogo to achieve a recovery plan. Supplier will extend the warranty period for all effected components until such time as the quality or workmanship are corrected to Gogo’s satisfaction, which shall be reviewed in a timely manner and not be unreasonably withheld.

(i)	Ground Station Products AHFR

(A)	If the AHFR problem continues to persist beyond a [***], then the Supplier shall pay Gogo for Direct Labor Costs to perform Direct Labor during the Warranty Period. Supplier will reimburse Gogo reasonable Direct Labor Hours for the removal and replacement of the Product from the ground network. Such reimbursement will be provided for removal and reinstallation of a defective Product. The reimbursement claim for such reimbursement must substantiate the Direct Labor Hours.

(B)	The Direct Labor Hours for the Ground Station Products shall not exceed mobilization plus three hours (3) per defective Product [***]. For avoidance of doubt, each antenna failure is considered as one incident.

(C)	Measured AHFR for Ground Station Products is the number of verified Product failures in any rolling 12-month period divided by the total number of Products of that type delivered by Supplier to Gogo . This considers the average total quantity of the same Product over the same rolling 12 months and covers the Ground Station Product, and core is excluded. The failure rate shall be tracked and reviewed by Gogo and Supplier on a quarterly basis, except if a high failure rate trend is realized the meetings may be more frequent, and if the failures are trending towards [***] failures (minimum [***] failed units in respect of at least [***] active sites) then the Supplier shall immediately begin initiating corrective action.

(ii)	Airborne Products AHFR

(A)	If the AHFR problem continues to persist beyond a period of [***], then the Supplier shall pay Gogo for Direct Labor Costs to perform Direct Labor during the Warranty Period. Supplier will reimburse Gogo reasonable Direct Labor Hours for the removal and replacement of the Product from the aircraft. Such reimbursement will be provided for removal and reinstallation of a defective Product. The reimbursement claim for such reimbursement must substantiate the Direct Labor Hours.

(B)	The Direct Labor Hours for the Airborne Products shall not exceed [***] per defective Product.

(C)	Measured AHFR for Airborne Products is the number of verified Product failures in any rolling 12-month period divided by the total number of Products of that type delivered by Supplier to Gogo in operation during such period. This considers the average total quantity of the same Product over the same rolling 12 months and covers the Airborne Products. The failure rate shall be tracked and reviewed by Gogo and Supplier on a quarterly basis. If the failures are trending towards [***] failures (minimum of [***] failures) then the Supplier shall begin initiating corrective action.

15.	INCORPORATION OF MSA. The Parties acknowledge that they have entered into a Master Services Agreement dated as of November 25, 2019 (the “MSA”). The terms of Section 2.9 (Proprietary Rights) and Section 3 (Exclusivity) of the MSA shall be incorporated by refence into this Agreement.

16.	SUPPLIER REPRESENTATIONS AND WARRANTIES. Supplier represents and warrants to Gogo that as of the Effective Date and at all times thereafter:

16.1	Supplier’s performance under this Agreement does not and shall not violate any law, rule, or regulation;

16.2	Supplier will meet all Product guarantees in the attached Exhibits to this Agreement;

16.3	all Services will be performed in a good and workmanlike manner in accordance with applicable industry standards and practices and the Products will comply with the Specifications for such Services and Products set forth in Exhibit A;

16.4	Supplier possesses the necessary equipment, personnel, and other expertise necessary to provide the Services and Products as set forth herein;

16.5	the Products delivered to Gogo under this Agreement will be free from any viruses, disabling programming codes, instructions, or other such items that may interfere with or adversely affect Gogo’s permitted use of the Products; and

16.6	Supplier will be in compliance with the conflict minerals provisions of Section 1502 of the Dodd-Frank Act.

17.	GENERAL.

17.1	Language and Measurements. The Parties hereto have agreed that this Agreement be drafted in English only. All contractual documents and all correspondence, invoices, notices and other documents shall be submitted in English. Any necessary conversations shall be held in English. Gogo shall determine whether measurements will be in the English or Metric system or a combination of the two systems. Supplier shall not convert measurements, which Gogo has stated in an English measurement system into the Metric system in documents furnished to Gogo.

17.2	Force Majeure. Neither Party will be liable to the other for any failure to meet its obligations due to any cause beyond its reasonable control occurring without any fault on its part including; outbreaks of war or earthquakes, fire, flood, accident, civil disorder, terrorism, piracy, civil unrest, tornadoes or hurricanes (each, a “Force Majeure Event”). The impacted Party shall give notice to the other Party within five (5) days of the Force MajeureEvent , stating the period of time the occurrence is expected to continue. The impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force MajeureEvent are minimized. The impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the impacted Party’s failure or delay remains uncured for a period of sixty (60) days following written notice given by it under this Section 17.2, either Party may thereafter terminate this Agreement upon thirty (30) days’ written notice.

17.3	Assignment. Neither Party may assign or transfer its rights or obligations in this agreement (by operation of law or otherwise), in whole or in part, to any person or entity without the prior written consent of the other Party, which consent shall not be unreasonable withheld; provided, however, that Gogo may assign such rights or obligations to (a) a successor or surviving corporation resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, or (b) its parent or affiliate, upon condition that the assignee will assume all of the Party’s obligations hereunder. Any attempt to assign or delegate in violation of this clause will be void.

17.4	Change of Control.

(a)	If Airspan receives a bona fide offer with respect to a proposed Change of Control Transaction [***] prior to entering into any legally binding commitment with respect to a Change of Control Transaction, subject to Gogo providing an undertaking to maintain such information in strict confidence and to use it solely for the purposes of Section 17.4(b) below, Airspan will deliver a written notice to Gogo specifying in reasonable detail [***] (the “Proposed Transaction”). As part of any Proposed Transaction, the Buyer (or surviving entity or successor in interest, as applicable) must be required to assume, in writing, all of the obligations of Airspan under the Agreement.

(b)	With respect to a Proposed Transaction:

(i)	[***].

(ii)	[***].

(iii)	If Airspan consummates the Change of Control Transaction, Gogo may, in its sole discretion, terminate this Agreement and all Orders hereunder.

(c)	The [***] and all the provisions of this Section 17.4 shall expire upon the first to occur of the following:

(i)	Airspan’s or its direct or indirect parent company’s securities are offered to the public or listed for trading on recognized public securities exchange;

(ii)	Gogo’s ATG network developed under this Agreement is decommissioned;

(iii)	The termination of exclusivity pursuant to Sections 3.4 or 3.5 of the MSA.

17.5	Change of Ownership or Transfer of Product. In the event Gogo consents to an assignment of this Agreement by Supplier pursuant to prior written consent of Gogo, Supplier will include in the terms of the sale or assignment, that the new owner assumes in full the obligations and responsibilities of this Agreement; however, Supplier will remain obligated under the terms of the Agreement.

17.6	Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall be enforceable to the maximum extent possible.

17.7	Notices. Each Party must provide notices or other communications to the other Party in writing by: (a) certified mail, hand delivery or delivery by a courier service to the address below set forth (or such other address as may have been furnished by or on behalf of such Party by like notice), (b) facsimile with receipt of a “transmission ok” acknowledgement, or (c) e-mail. Communications sent by facsimile or e-mail shall be deemed effectively served upon dispatch, if receipt is confirmed electronically. Communications sent by certified mail or courier service shall be deemed effectively served three (3) calendar days after deposit. All other general correspondence may be communicated by electronic means (e-mail).

Gogo	Supplier
Gogo Business Aviation LLC 105 Edgeview Drive, Suite 300 Broomfield, CO 80021 Attn: General Counsel eMail: legalnotices@gogoair.com	Airspan Networks Inc. 777 Yamato Road Suite 310 Boca Raton Florida 33431 Attn: Chief Financial Officer eMail: contracts@airspan.com

17.8	Waiver. No waiver by either Party of a breach of any term, provision or condition of this Agreement by the other Party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall be valid unless executed in writing by the Party making the waiver.

17.9	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

17.10	Headings. The section and subsection headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation or construction of any provision of this Agreement.

17.11	Construction. Each Party acknowledges that this Agreement was drafted jointly by the Parties, and it shall be construed neither against nor in favor of either Party. The term “including” or “include”, as used in this Agreement, shall mean “including, but not limited to”.

17.12	Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer nor shall confer upon any person (other than the Parties hereto and their permitted assigns) any rights, benefits or remedies of any kind or character whatsoever, and no such person shall be deemed a third party beneficiary under or by reason of this Agreement.

17.13	Accrued Rights. The termination or expiration of this Agreement shall not effect or prejudice either Party’s accrued rights hereunder.

17.14	Governing Law, Venue and Language. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT. VENUE FOR ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EXCLUSIVELY THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURTS. NOTHING IN THIS AGREEMENT AFFECTS ANY STATUTORY RIGHTS OF CONSUMERS THAT CANNOT BE WAIVED OR LIMITED BY CONTRACT. THE PARTIES WAIVE JURY TRIAL WITH RESPECT TO ANY DISPUTE UNDER THIS AGREEMENT.

17.15	Dispute Resolution. Prior to initiating a formal dispute resolution procedure with respect to any dispute, the Parties shall attempt to resolve such dispute informally, as follows: (a) the Parties’ respective project managers for the applicable Exhibit shall attempt in good faith to resolve all disputes. If the project managers are unable to resolve a dispute in an amount of time that both Parties deem reasonable under the circumstances, then upon written notice to the other Party, either Party may refer the dispute to the applicable senior corporate executives for resolution pursuant to Section 17.15(b); (b) within five (5) business days after receipt of a written notice under Section 17.15(a), the designated senior corporate executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal dispute resolution proceeding. All negotiations shall be strictly confidential and used solely for the purposes of settlement. Any materials prepared by one Party for these proceedings shall not be used as evidence by the other Party in any subsequent litigation, provided, however, the underlying facts supporting such materials may be subject to discovery. Notwithstanding the foregoing, each Party shall be entitled to injunctive relief from a court of competent jurisdiction without the need to post any bond or demonstrate actual damagesin the event of a breach or anticipatory breach by the other Party that would cause irreparable injury and damage.

17.16	Jury Trial Wavier. Each Party waives any right to a jury trial in any proceeding arising out of or related to this Agreement.

17.17	Retentionof Records. For purchases supporting Gogo, Supplier’s quality assurance, development and production records shall be maintained on file at Supplier’s facility and available to FAA (or equivalent governmental agency in Supplier’s country that has been granted jurisdiction by the FAA) and Gogo’s authorized representatives. Supplier shall retain such records for a period of not less than seven (7) years from the date of final payment under the• applicable Order for all Products unless otherwise specified on the Order.

17.18	Relationship of the Parties. The relationship between the Parties to this Agreement is and shall be that of independent contractors. It is expressly agreed that nothing in this Agreement shall be construed to create or imply a partnership, joint venture, agency relationship or contract of employment. Neither Party shall have the authority to make any statement, representation nor commitment of any kind, or to take any action that shall be binding on the other Party except as authorized in writing by the Party to be bound. Personnel supplied by each Party hereunder are not the other Party’s employees or agents, and each Party assumes full responsibility for: (a) its own acts, (b) compensation of its personnel, and (c) the payment of worker’s compensation, disability benefits, or unemployment insurance or for withholding or paying employment related taxes for any its personnel.

17.19	Press Releases. Neither Party shall issue any press release concerning this Agreement without the other’s consent. Neither Party may use the name, trade name, trademark, logo, acronym or other designation of the other in connection with any press release, advertising, publicity materials or otherwise without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. The Parties will coordinate on the timing and content of any public and Gogo-facing press releases, announcements and communications regarding this Agreement. Any and all public announcements must be pre-approved by Gogo as to timing and content.

17.20	Third Party Code of Conduct. Supplier shall comply with Gogo’s Third Party Code of Conduct in the performance of the Services hereunder. The Third Party Code of Conduct is located at http://www.gogoair.com/policies.

17.21	Survival. The following Sections of this Agreement shall survive any termination or expiration of this Agreement: 1, 4.3, 4.4, 7, 8.2, 9, 10, 11, 12, 13.1, 15, 16.2, 17, and Exhibit D.

17.22	Order of Precedence. Any inconsistency in the provisions of this Agreement will be resolved by giving precedence in the following order: (1) The applicable Amendment that gives rise to the inconsistency in provisions, (2) the Agreement, (3) Exhibits, and (4) any other document incorporated by express reference as part of the Agreement; such that the provision in the higher ranked document, to the extent of the inconsistency, will prevail.

17.23	Entire Agreement. This Agreement together with the MSA as incorporated herein contains the entire agreement between the Parties with respect the supply of Products to Gogo and Product Support and supersedes any prior representations or agreements, oral or written, and all other communications between the Parties relating to the supply of Products to Gogo and Product Support. Notwithstanding the foregoing, this Agreement shall not void or modify any transfers, warranties, or indemnities of Supplier to Gogo contained in any prior agreements that relate to the Products. This Agreement will not be varied except in writing signed by an Authorized Representative of each Party.

IN WITNESS WHEREOF the Parties hereto, by their duly Authorized Representatives, have executed this Agreement as of the date first set forth above.

GOGO BUSINESS AVIATION LLC		AIrspan networks inc.

By:	/s/ Sergio Aguirre	By:	/s/ Eric Stonstrom
Name:	Sergio Aguirre	Name:	Eric Stonestrom
Title:	President	Title:	President & CEO